SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ___)

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ARGONAUT TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2003

To our stockholders:

      You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Argonaut Technologies, Inc. The Annual Meeting will be held on Thursday, June 5, 2003, at 2:00 p.m., at our offices located at 1101 Chess Drive, Foster City, California.

      The actions expected to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of 2003 Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002. We encourage you to carefully read the Annual Report on Form 10-K. It includes information about our operations, markets, and products, as well as our audited financial statements.

      Among the matters to be considered at the Annual Meeting are proposals requesting the following:

(i)	The ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003; and

(ii)	The re-election of Brian Metcalf and election of David Ludvigson to our Board of Directors as Class III Directors.

      These proposals are discussed in greater detail in the enclosed Proxy Statement.

      Stockholders of record as of April 16, 2003 may vote at the Annual Meeting. Whether or not you plan to attend the meeting, please complete, sign, date, and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.

Sincerely,

Lissa A. Goldenstein
President and Chief Executive Officer

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Argonaut Technologies, Inc.:

      Notice is hereby given that the 2003 Annual Meeting of Stockholders of Argonaut Technologies, Inc., a Delaware corporation, will be held on Thursday, June 5, 2003 at 2:00 p.m., at our offices located at 1101 Chess Drive, Foster City, California.

      Matters to be voted on:

•	Ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003

•	Re-election of Brian Metcalf and election of David Ludvigson to our Board of Directors as Class III Directors

•	Any other matters that may properly be brought before the meeting

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting. Stockholders of record as of the close of business on April 16, 2003 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote will be available at the Secretary’s office, 650 Page Mill Road, Palo Alto, California, 94304-1050 for ten days prior to the Annual Meeting.

By Order of the Board of Directors

Lissa A. Goldenstein
President and Chief Executive Officer

April 24, 2003

YOUR VOTE IS IMPORTANT

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

GENERAL INFORMATION ABOUT THE MEETING
PROPOSAL ONE: RATIFICATION OF APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003
PROPOSAL TWO: ELECTION OF DIRECTORS
Nominees
Vote Required
Information about the Directors and the Nominees
Directors’ Compensation
Stock Option Grants to Certain Directors
BOARD MEETINGS AND COMMITTEES
Committees of the Board
Audit Committee
Compensation Committee
Compensation Committee Interlocks and Insider Participation
Nominating Committee
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
EXECUTIVE OFFICERS
Information about the Executive Officers
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER MATTERS
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2002 AND YEAR-END OPTION VALUES
Termination of Employment and Change of Control
Section 16(a) Beneficial Ownership Reporting Compliance
Performance Graph

ARGONAUT TECHNOLOGIES, INC.

PROXY STATEMENT FOR 2003

ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

      The enclosed Proxy is solicited on behalf of the Board of Directors of Argonaut Technologies, Inc. (“Argonaut” or the “Company”), for use at the 2003 Annual Meeting of Stockholders (“Annual Meeting”) to be held on Thursday, June 5, 2003 at 2:00 p.m. Pacific Daylight Time, and at any postponement or adjournment thereof. The purposes of the Annual Meeting are set forth in the accompanying Notice of 2003 Annual Meeting of Stockholders.

      The Annual Meeting will be held at our principal executive offices located at 1101 Chess Drive, Foster City, California and our telephone number at that address is 650-655-4200.

      These proxy solicitation materials and the enclosed Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including financial statements, were first mailed on or about April 30, 2003 to all stockholders entitled to vote at the meeting.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote

      You may vote if our records showed that you owned your shares as of April 16, 2003 (the “Record Date”). At the close of business on that date, we had a total of 20,078,772 shares of Common Stock issued and outstanding, which were held of record by approximately 150 stockholders. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share that you own.

Voting Your Proxy

      If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

      If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by using, signing, dating and mailing the proxy card in the postage paid envelope that we have provided. Of course, you may also choose to come to the meeting and vote your shares in person. Whichever method you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be Presented

      We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.

Changing Your Vote

      To revoke your proxy instructions if you are a holder of record, you must (i) advise David Foster, our Chief Financial Officer, in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the meeting and vote your shares in person.

Cost of This Proxy Solicitation

      We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this.

How Votes Are Counted

      A quorum will exist and the Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Abstentions and Broker Non-Votes

      Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your common stock through a broker, the broker may be prevented from voting shares held in your brokerage account on some proposals (a “broker non-vote”) unless you have given voting instructions to the broker. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

Our Voting Recommendations

      When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

•	“FOR” ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003; and

•	“FOR” the re-election of Brian Metcalf and election of David Ludvigson to the Board of Directors as Class III Directors.

Deadline for Receipt of Stockholder Proposals

      Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Stockholder proposals that are intended to be presented by such stockholders at our 2004 Annual Meeting of Stockholders must be received by us no later than December 31, 2003 to be considered for inclusion in the Proxy Statement and form of Proxy relating to that meeting.

      We will provide without charge to each stockholder solicited by these proxy solicitation materials a copy of Argonaut’s Annual Report on Form 10-K together with the financial statements, financial statement schedules and all other exhibits required to be filed with the Annual Report on Form 10-K upon request of the stockholder made in writing to Argonaut Technologies, Inc., 1101 Chess Drive, Foster City, California 94404, Attn: Chief Financial Officer.

PROPOSAL ONE: RATIFICATION OF APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003

      The Board has selected Ernst & Young LLP, independent auditors, to audit our financial statements for the fiscal year ending December 31, 2003. The Board unanimously recommends that stockholders vote FOR the ratification of this appointment.

      The decision of the Board to appoint Ernst & Young LLP was based on the recommendation of the Audit Committee. Before making its recommendation to the Board, the Audit Committee carefully considered that firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the Securities and Exchange Commission’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed it satisfaction with Ernst & Young LLP in all of these respects.

      Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Board, in its discretion, may appoint new independent auditors at any time during the year if the Board believes that such a change would be in the best interest of Argonaut and its stockholders. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board may reconsider its selection.

      Ernst & Young LLP has audited our financial statements annually since December 1995. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

FEES BILLED BY ERNST & YOUNG LLP DURING FISCAL YEAR 2002

      The following table sets forth the approximate aggregate fees billed to Argonaut during fiscal year 2002 by Ernst & Young LLP:

Audit Fees(1)	$207,937
Financial Information Systems Design and Implementation Fees	$—
All Other Fees:
Audit-Related Fees(2)	$273,985
Other Fees(3)	$63,882

Total Fees	$545,804

(1)	Includes fees for review of the Company’s financial statements included in its quarterly reports on Form 10-Q.

(2)	Includes fees for assistance with SEC filings, services related to mergers and acquisitions (e.g., the acquisition of the Jones Group), and various accounting consultation.

(3)	Includes fees for tax preparation services and other advisory services.

      The Audit Committee of the Board has determined that the accounting advice and tax services provided by Ernst & Young LLP are compatible with maintaining Ernst & Young LLP’s independence.

      The Board unanimously recommends that stockholders vote “FOR” the ratification of Ernst & Young LLP as Argonaut’s independent auditors for the fiscal year ending December 31, 2003.

PROPOSAL TWO: ELECTION OF DIRECTORS

      We have a classified Board of Directors. The Board of Directors currently consists of two Class I directors, two Class II directors, and two Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates or until their respective successors are duly elected and qualified.

Nominees

      David Ludvigson and Brian Metcalf are the Board’s nominees for election and re-election, respectively, at the Annual Meeting to Class III of the Board of Directors. If elected, Mr. Ludvigson and Mr. Metcalf will serve as directors until our annual meeting in 2006, or until their successors are elected and qualified or until their earlier resignation or removal. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Mr. Ludvigson and Mr. Metcalf. If Mr. Ludvigson or Mr. Metcalf are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board. We are not aware of any reason that Mr. Ludvigson or Mr. Metcalf would be unable or unwilling to serve as a director.

Vote Required

      If a quorum is present and voting, the nominees receiving the highest number of votes will be elected to the Board. Abstentions and broker non-votes will have no effect on the election of directors.

Information about the Directors and the Nominees

      The following table sets forth information regarding our directors and the nominees as of April 18, 2003:

			Director
Name	Age	Position	Since

Class III nominees to be elected at the Annual Meeting:
David G. Ludvigson(1)(2)	52	Director	2003
Brian W. Metcalf, Ph.D.(3)	57	Director	2000

Class I directors whose terms expire at the 2004 annual meeting of stockholders:
Lissa A. Goldenstein	47	Director, President and CEO	2001
Hingge Hsu, M.D.(2)	45	Director	1999

Class II directors whose terms expire at the 2005 annual meeting of stockholders:
Brook H. Byers(3)	57	Director	1995
Peter M. Macintyre(1)(2)(3)	57	Director	2002

(1)	Member of Compensation Committee.

(2)	Member of Audit Committee.

(3)	Member of Nominating Committee.

      There are no family relationships between any director or executive officer.

Brook H. Byers

      Mr. Byers has served as a board member since January 1995 and served as Chairman of the Board from January 1995 to April 2001. Mr. Byers has been a general partner with Kleiner Perkins Caufield & Byers, a private venture capital firm, since 1977. Mr. Byers was also a director of drugstore.com from April 1998 to March 2003. Mr. Byers received a B.E.E. in Electrical Engineering from Georgia Institute of Technology and an M.B.A. from Stanford University.

Lissa A. Goldenstein

      Ms. Goldenstein has served as a board member since April 2001 and has served as President and Chief Executive Officer since October 2001. From April 2002 until May 2002, Ms. Goldenstein served as our acting Chief Financial Officer. From April 2001 to October 2001, Ms. Goldenstein served as our President and Chief Operating Officer. From August 2000 to April 2001, she served as our Senior Vice President and Chief Business Officer. Ms. Goldenstein served as our Vice President, Sales and Services from January 1998 to August 2000. Ms. Goldenstein was a Senior Vice President with Molecular Simulations Incorporated, a molecular modeling software company, from October 1994 to December 1997. Ms. Goldenstein has a B.S. in Architectural Engineering from Pennsylvania State University and received her Professional Engineering license as a civil engineer in 1981 from the State of California.

Hingge Hsu, M.D.

      Dr. Hsu has served as a board member since May 1999. He is currently a Managing Director in the Private Equity Group of Lehman Brothers Inc., an investment bank, which he joined in May 2001. From June 1998 to May 2001, Dr. Hsu was a partner with Schroder Ventures, a dedicated healthcare and life sciences private equity fund. From June 1996 to May 1998, he was a Principal in Investment Banking Department at Robertson Stephens, an investment bank, where he led a variety of equity and merger and acquisition transactions in the life sciences sector. Dr. Hsu received a B.A. in chemistry and biology from the University of California, San Diego, an M.D. from Yale University School of Medicine and an M.B.A. from Harvard Business School.

David G. Ludvigson

      Mr. Ludvigson has served as a board member since April 2003. From November 2001 to January 2003, Mr. Ludvigson was the President and Chief Executive Officer of Black Pearl, Inc. From September 2000 to November 2001, Mr. Ludvigson was the President of InterTrust Technologies. From August 1998 to September 2000, Mr. Ludvigson was the Chief Operating Officer and Chief Financial Officer of Matrix Pharmaceutical. Mr. Ludvigson has been a director of Nanogen, Inc. since February 1996. Mr. Ludvigson received a B.S. and an M.A.S. in accounting from the University of Illinois.

Brian Metcalf, Ph.D.

      Dr. Metcalf has served as a board member since May 2000. Since February 2002, Dr. Metcalf has served as Executive Vice President and Chief Drug Discovery Scientist with Incyte Corporation. From April 2000 to January 2002, Dr. Metcalf served as Chief Scientific Officer at Kosan Biosciences, a biotechnology company. From December 1983 to March 2000, he served as Senior Vice President of Discovery Chemistry and Platform Technologies with SmithKline Beecham, a pharmaceutical company. Dr. Metcalf received a B.S. and a Ph.D. in Organic Chemistry from the University of Western Australia and performed his postdoctoral work at Stanford University.

Peter M. Macintyre

      Mr. Macintyre has served as a board member since January 2002. He served as Vice President, General Manager with Applera Corporation from December 2000 to July 2001. From June 1995 to December 2000, Mr. Macintyre was a Vice President and General Manager with PE Corporation. Mr. Macintyre served as General Manager of Perkin Elmer Corporation from May 1993 to May 1995. From November 1986 to May 1993, Mr. Macintyre was a Vice President and General Manager with Varian Associates. Mr. Macintyre received a B.S. in Chemistry and Mathematics from the Detroit Institute of Technology.

COMPENSATION OF DIRECTORS

Directors’ Compensation

      Directors currently do not receive any cash compensation for their services as members of the Board, although we may in the future pay members for attendance at meetings or a salary in addition to reimbursement for expenses in connection with attendance at meetings. Certain non-employee directors have received grants of options to purchase shares of Common Stock under our 1995 Incentive Stock Plan and 2000 Incentive Stock Plan (the “Director Plan”). Each new non-employee director receives an option to purchase 25,000 shares of our Common Stock, vesting monthly over three years upon attending his or her first board or committee meeting. After each annual meeting of our stockholders, each non-employee director receives an additional option to purchase 25,000 shares of Common Stock, vesting monthly over one year. All options granted to non-employee directors have a term of ten years. The exercise price of all such options is 100% of the fair market value of the Common Stock, generally determined with reference to the closing price of the Common Stock as reported on the Nasdaq Small Cap Market on the last trading day prior to the date of grant.

Stock Option Grants to Certain Directors

      During fiscal 2002, we granted several of our directors options to purchase shares of our Common Stock in accordance with the provisions of the Director Plan, described above. On January 30, 2002, Mr. Macintyre was granted an option to purchase 13,200 shares of our Common Stock at $3.00 per share, vesting monthly over three years. On July 18, 2002, Mr. Byers, Dr. Hsu, Mr. Macintyre and Dr. Metcalf were each granted an option to purchase 25,000 shares of our Common Stock at $0.91 per share, vesting monthly over one year.

BOARD MEETINGS AND COMMITTEES

      The Board held a total of six meetings during fiscal year 2002. All directors attended at least 75 percent of the meetings of the Board and committees of which they were members held during fiscal 2002.

Committees of the Board

      The Board currently has three committees: the Audit Committee, the Compensation Committee and the Nominating Committee. The following describes each committee, its current membership, the number of meetings held during fiscal year 2002 and its function. All members of these committees are non-employee directors.

Audit Committee

      The Audit Committee consists of Dr. Hsu, Mr. Ludvigson and Mr. Macintyre, each of whom is independent as defined under the rules of the Nasdaq Stock Market. The Audit Committee held six meetings during fiscal 2002. The Board has adopted a written charter for the Audit Committee. The Audit Committee makes recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of audit and other services provided by the independent auditors, reviews the accounting principles and auditing practices and procedures to be used in preparing our financial statements, and receives and considers comments from the independent auditors on our internal controls. The Audit Committee meets with our independent auditors on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope of the audit services to be performed.

Compensation Committee

      The Compensation Committee consists of Mr. Ludvigson and Mr. Macintyre. The Compensation Committee held one meeting during fiscal 2002. The Compensation Committee makes recommendations to the Board regarding stock plans and the compensation of officers and other managerial employees.

Compensation Committee Interlocks and Insider Participation

      During fiscal year 2002, no member of the Compensation Committee was an officer or employee of Argonaut. During fiscal 2002, no member of the Compensation Committee or executive officer of Argonaut served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board or Compensation Committee.

Nominating Committee

      The Nominating Committee consists of Mr. Byers, Mr. Macintyre and Dr. Metcalf. The Nominating Committee is responsible for recommending to the full Board candidates for election to the Board of Directors. This Committee held no meetings during the last fiscal year as the Committee was formed in February 2003. Any stockholder wishing to nominate a candidate for director at a stockholders’ meeting must provide advance notice as described under “Deadline for Receipt of Stockholder Proposals” and must furnish certain information about the proposed nominee.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

      The following is the report of the Compensation Committee of the Board, as it stood on April 10, 2003, with respect to the compensation earned by our executive officers during fiscal 2002. Actual compensation paid during fiscal 2002 by the persons named in the Summary Compensation table is shown in the Summary Compensation Table.

Compensation Philosophy

      We operate in the extremely competitive and rapidly changing life science industry. The Compensation Committee believes that the compensation programs for our executive officers should be designed to attract, motivate and retain talented executives responsible for our success and should be determined within a competitive framework and based on the achievement of designated business objectives, individual contribution, customer satisfaction and financial performance. Within this overall philosophy, the Compensation Committee’s objectives are to:

•	Provide a competitive total compensation package that takes into consideration the compensation practices of companies with which we compete for executive talent;

•	Provide variable compensation opportunities that are linked to achievement of financial, organization and management performance goals;

•	Align the financial interests of executive officers with those of stockholders by providing executives with an equity stake in Argonaut.

Components of Executive Compensation

      The compensation program for our executive officers consists of the following components:

•	Base Salary;

•	Annual Cash Incentives;

•	Long-Term Stock Option Incentives.

Base Salary

      The Board reviewed and approved fiscal 2002 salaries for our Chief Executive Officer and other persons named in the Summary Compensation Table at the beginning of the fiscal year. The Compensation Committee based upon competitive compensation data, and each person’s job responsibilities, level of experience, individual performance and contribution to the business establish base salaries. In making base salary decisions, the Board exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor. The Board’s decision with regard to Ms. Goldenstein’s base salary was based on both her personal performance of her duties and the salary levels paid to chief executive officers of peer companies. Again there was no specific formula applied to determine the weight of each factor.

Annual Cash Incentives

      Annual incentive bonuses for executive officers are intended to reflect the Board’s belief that a significant portion of the compensation of each executive officer should be contingent upon the performance of Argonaut, as well as the individual contribution of each executive officer. To carry out this philosophy, we have implemented a variable compensation bonus plan, which compensates officers in the form of annual cash bonuses. The Compensation Committee calculated the annual incentive bonus as a percentage of the officers’ base salary. At the beginning of fiscal 2002, the Board established target bonuses for each executive officer as a percentage of the officer’s base salary. The annual target level of the bonuses that the executive officers were eligible to receive varied from 25 to 50 percent of base salaries. The variable compensation bonus plan is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to specific company-based performance targets such as specific levels of revenue and operating margin. The Board evaluates the performance of the executive officers and Argonaut and approves a performance rating based upon the results of its evaluation. In fiscal 2002, the persons named in the Summary Compensation Table were paid the bonus amounts shown in the Summary Compensation. For fiscal 2002, the Compensation Committee determined the awards to be 53 to 77 percent of the eligible targets. These amounts were paid in the fiscal year of 2003.

Long-Term Stock Option Incentives

      The Board provides our executive officers with long-term incentive compensation through grants of options to purchase our Common Stock. The goal of the long-term stock option incentive program is to align the interests of executive officers with those of Argonaut’s stockholders and to provide each executive officer with a significant incentive to manage Argonaut from the perspective of an owner with an equity stake in the business. It is the belief of the Board that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods that encourage key executives to continue in our employ. The Board considers the grant of each option subjectively, reviewing factors such as the individual performance, the anticipated future contribution toward the attainment of our long-term strategic performance goals and the number of unvested options held by each individual at the time of the new grant. In fiscal 2002, Ms. Goldenstein was granted options to purchase 160,000 shares of Common Stock.

Section 162(m)

      We have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for the Chief Executive Officer or any of our next four most highly compensated executive officers, unless compensation is performance-based.

Respectfully submitted by Members
of the Compensation Committee on April 10, 2003:

Brook H. Byers, Chairman
Peter M. Macintyre
William H. Rastetter, Ph.D.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The following is the report of the Audit Committee of the Board of Directors, as it stood on April 10, 2003. The purpose of the Audit Committee is to monitor the Company’s system of internal accounting controls, to make recommendations to the Board of Directors regarding the selection of independent auditors and to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters which require the Board of Directors’ attention. The Board of Directors believes that all of the members of our committee are “independent directors” as defined under NASD Rule 4200.

      The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2002 with management and Ernst & Young LLP. In addition, the Audit Committee has discussed with Ernst & Young, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). The Audit Committee also has received the written disclosures and the letter from Ernst & Young as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Ernst & Young with that firm. The Audit Committee also has considered the non-audit services provided by Ernst & Young and determined that the services provided are compatible with maintaining the independent accountants’ independence.

      Based on the Audit Committee’s review of the matters noted above and its discussions with the Company’s independent auditors and the Company’s management, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K.

Respectfully submitted by Members
of the Audit Committee on April 10, 2003:

Brook H. Byers, Chairman
Hingge Hsu, M.D.
William H. Rastetter, Ph.D.

EXECUTIVE OFFICERS

Information about the Executive Officers

			Officer
Name	Age	Position	Since

Lissa A. Goldenstein	47	President, Chief Executive Officer and Director	2001
David J. Foster	45	Senior Vice President, Chief Financial Officer	2002
Howard D. Goldstein	50	Senior Vice President, Marketing, Sales and Service	2001
Gordon B. Tredger	43	Vice President, Instrumentation and Integration	2002
Jeffrey W. Labadie, Ph.D.	47	Vice President, Chemistry Consumables Group	*
W. Colin Jones	64	Senior Vice President	2002

*	Dr. Labadie was an officer from June 2001 to March 2002 and has been an officer since November 2002.

      The following table sets forth information about the Executive Officers as of April 1, 2003:

Lissa A. Goldenstein

      Ms. Goldenstein has served as a board member since April 2001 and has as our President and Chief Executive Officer since October 2001. From April 2002 until May 2002, Ms. Goldenstein served as our acting Chief Financial Officer. From April 2001 to October 2001, Ms. Goldenstein served as our President and Chief Operating Officer. From August 2000 to April 2001, she served as our Senior Vice President and Chief Business Officer. Ms. Goldenstein served as our Vice President, Sales and Services from January 1998 to August 2000. Ms. Goldenstein was a Senior Vice President with Molecular Simulations Incorporated, a molecular modeling software company, from October 1994 to December 1997. Ms. Goldenstein received a B.S. in Architectural Engineering from Pennsylvania State University in 1978 and received her Professional Engineering license as a civil engineer in 1981 from the State of California.

David J. Foster

      Mr. Foster has served as our Senior Vice President and Chief Financial Officer since May 2002. From 1997 to 2001, Mr. Foster served as Chief Executive Officer of Cohesion Technologies, Inc. During 1997 Mr. Foster served as Senior Vice President and General Manager of the Collagen Technologies Group of Collagen Corporation. From 1992 to 1997 Mr. Foster served as Vice President and Chief Financial Officer of Collagen Corporation. Mr. Foster received a BS in mechanical engineering from the University of California, Berkeley in 1979 and a MBA from the University of California, Berkeley in 1984.

Howard D. Goldstein

      Mr. Goldstein has served as our Senior Vice President of Sales, Marketing and Service since December 2001. From June 1999 to December 2001, Mr. Goldstein served as President of Entigen Corporation, a developer of on-line bioinformatics and data integration software for life science companies. From July 1997 to June 1999 he served as Senior Vice President for worldwide sales at Incyte Genomics. Mr. Goldstein received a M.B.A. in Organization & Management from Temple University, Philadelphia, PA in 1983 as well as a M.S. in Biochemistry from the University of Dayton, Dayton, OH in 1978 and B.S. in Biology from Bucknell University, Lewisburg, PA in 1975.

Gordon B. Tredger

      Mr. Tredger has served as our Vice President of Instrumentation and Integration since February 2002. From October 1999 to January 2002, Mr. Tredger was the General Manager of the Food Analysis business unit of PerkinElmer Instruments. Prior to this position, he was a Director of Photovac Incorporated based in Toronto, Canada, which was subsequently purchased by PerkinElmer in 1995. At the time of the acquisition, Mr. Tredger was the Vice President of Operations. Mr. Tredger received a BA in Political Science and Economics from the University of Toronto in 1984.

Jeffery W. Labadie, Ph.D.

      Dr. Labadie has served as our Vice President of Chemistry Consumables Group, which now includes all Jones consumables, since July 2000. From April 1995 to July 2000, Dr. Labadie was a Director of Chemistry. Previously, he held research staff and management positions at IBM Research focusing on the development of polymers for microelectronic applications. He has published in the fields of polymer-supported reagents, polymer synthesis, and catalysis. Dr. Labadie received a Ph.D. in organic chemistry from Colorado State University in 1983 and a B.S. in Chemistry from University of California, Davis in 1978.

W. Colin Jones

      Mr. Jones has served as a Senior Vice President since February 2002. Prior to setting up Jones Chromatography Limited in 1967, he was employed as the Engineering Manager for Air Products Limited. At the time of acquisition, Mr. Jones was Chairman of Jones Chromatography Limited, Managing director of IST, and Vice President of JCI. Mr. Jones holds honorary positions as Director of the Cardiff Partnership Fund (Cardiff University), Industrial Advisor to the Cardiff University Innovation Network and Chairman of Caerphilly Business Forum. Mr. Jones received a BSc. in Chemistry and Fuel Technology from University College, Cardiff, in 1961.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 11, 2003 as to (i) each of the executive officers and other persons named in the Summary Compensation Table of this Proxy Statement, (ii) each director and nominee for director, (iii) each person who is known by us to beneficially own more than 5% of our outstanding Common Stock and (iv) all of our directors, nominees and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/ o Argonaut Technologies, Inc., 1101 Chess Drive, Foster City, California 94404.

	Number of	Percent of
	Shares	Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned(1)	Owned(2)

Named Executive Officers and Directors
Lissa A. Goldenstein(3)	244,031	1.2%
Jan K. Hughes(4)	288,820	1.5%
Howard D. Goldstein(5)	75,263	0.4%
Terry D. Long(6)	102,639	0.5%
Gordon B. Tredger(7)	45,381	0.2%
Jeffrey W. Labadie, Ph.D.(8)	114,278	0.6%
Brook H. Byers(9)	166,959	0.8%
Kleiner Perkins Caufield & Byers 2750 Sand Hill Road Menlo Park, CA 94025
Hingge Hsu, M.D.(10)	25,000	0.1%
Lehman Brothers Inc. 399 Park Avenue New York, NY 10022
David Ludvigson	281	0.0%
Brian Metcalf, Ph.D.(11)	55,104	0.3%
Incyte Corporation 3160 Porter Drive Palo Alto, CA 94304
Peter Macintyre(12)	30,867	0.2%
All directors and named executive officers as a group (11 people)	1,148,623	5.8%

Five Percent Stockholders

Perry Partners	3,287,233	16.5%
599 Lexington Ave New York, NY 10022

Funds associated with Institutional Venture Partners(13)	2,460,020	12.4%
3000 Sand Hill Road, Building 2, Suite 290 Menlo Park, CA 94025

	Number of	Percent of
	Shares	Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned(1)	Owned(2)

Funds associated with Schroder Ventures(14)	1,530,434	7.7%
22 Church Street Hamilton, HMII, Bermuda

RS Investment Management, Co., LLC	1,055,337	5.3%
388 Market Street San Francisco, CA 94111

OrbiMed Advisors Inc.	1,000,000	5.0%
767 Third Avenue, 30th Floor New York, NY 10017

*	Less than 1%

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by such person. The number of shares beneficially owned includes Common Stock that such individual has the right to acquire either currently or within 60 days after April 11, 2003, including upon the exercise of an option.

(2)	Percentage of beneficial ownership is based upon 19,898,015 shares of Common Stock outstanding as of April 11, 2003. For each named person, this percentage includes Common Stock that such person has the right to acquire either currently or within 60 days of April 11, 2003, including upon the exercise of an option; however, such Common Stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.

(3)	Includes 206,340 shares subject to options exercisable within 60 days of April 11, 2003.

(4)	Includes 50,564 shares subject to options exercisable within 60 days of April 11, 2003

(5)	Includes 65,863 shares subject to options exercisable within 60 days of April 11, 2003.

(6)	Includes 46,722 shares subject to options exercisable within 60 days of April 11, 2003.

(7)	Includes 45,381 shares subject to options exercisable within 60 days of April 11, 2003.

(8)	Includes 79,149 shares subject to options exercisable within 60 days of April 11, 2003.

(9)	Includes 97,187 shares held directly by Mr. Byers, 44,772 shares held by trust of which Mr. Byers is not the trustee and 25,000 shares subject to options exercisable within 60 days of April 11, 2003. Mr. Byers disclaims beneficial ownership of the shares held by the trusts.

(10)	Includes 25,000 shares subject to options exercisable within 60 days of April 11, 2003.

(11)	Includes 55,104 shares subject to options exercisable within 60 days of April 11, 2003.

(12)	Includes 30,867 shares subject to options exercisable within 60 days of April 11, 2003.

(13)	Includes 2,460,020 shares held by Institutional Venture Partners VI, 60,646 shares held by Institutional Venture Management VI and 21,661 shares held by IVP Founders Fund I. Mr. Samuel Colella, one of our former directors, is a general partner of these funds. Mr. Colella disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein.

(14)	Includes 1,207,446 shares held by Schroder Ventures Life Sciences Fund II, LPI and 322,988 shares held by Schroder Ventures Life Science Fund II, LP2.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

      The following table sets forth information regarding the compensation of our Chief Executive Officer during fiscal year 2002, our next four most highly compensated executive officers and other key personnel for the last three fiscal years.

SUMMARY COMPENSATION TABLE

				Restricted	Securities		All Other
				Stock	Underlying	LTHP	Compensation
Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Awards($)	Options	Payouts($)	($)(1)

Lissa A. Goldenstein	2002	279,936	42,774	0	160,000	0	810
President, Chief Executive	2001	239,360	51,712	0	110,000	0	810
Officer and Director	2000	173,310	90,167	0	21,950	0	0
Jan K. Hughes	2002	224,586	28,143	0	26,667	0	397
Sr. Vice President, Chief	2001	197,080	37,059	0	44,000	0	414
Technical Officer(2)	2000	162,244	26,832	0	0	0	0
Howard D. Goldstein	2002	200,004	0	0	40,000	0	969
Sr. Vice President,	2001	8,333	0	0	138,000	0	0
Marketing, Sales and Service
Terry D. Long	2002	191,526	27,293	0	30,000	0	401
Vice President, Engineering	2001	191,526	38,377	0	44,000	0	401
	2000	160,588	28,065	0	0	0	0
Gordon B. Tredger	2002	170,823	0	0	114,667	0	46,146
Vice President, Instrumentation
and Integration(3)
Jeffrey W. Labadie, Ph.D.	2002	167,909	22,331	0	53,333	0	510
Vice President, Chemistry	2001	156,715	28,612	0	14,250	0	450
Consumables Group	2000	140,868	20,901	0	31,000	0	0

(1)	All other compensation consists of group term life insurance premiums unless otherwise noted.

(2)	Resigned effective December 31, 2002.

(3)	Other compensation includes $45,828 of relocation expenses reimbursed by Argonaut.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth information regarding options granted during fiscal year 2002 to each of the persons named in the Summary Compensation Table. These options were granted under the 2000 Incentive Stock Plan and have a term of ten years subject to earlier termination in the event the optionee’s service to Argonaut ceases.

	Individual Grants
					Potential Realizable
	Number of				Value at Assumed
	Securities	% of Total			Annual Rates of
	Underlying	Options			Appreciation of
	Options	Granted to			Stock Price for
	Granted	Employees	Exercise		Option Term(1)
	During	During	Price Per	Expiration
	2002	2002(2)	Share(3)	Date	5%	10%

Lissa A. Goldenstein	100,000	4.03%	$3.00	30-Jan-12	$188,668	$478,123
	60,000	2.42%	$3.00	30-Jan-12	$113,201	$286,874
Jan K. Hughes	26,667	1.08%	$3.00	31-Jan-12	$50,312	$127,501
Howard D. Goldstein	40,000	1.61%	$3.00	30-Jan-12	$75,467	$191,249
Terry D. Long	30,000	1.21%	$0.66	05-Aug-12	$12,452	$31,556
Gordon B.Tredger	76,888	3.10%	$3.22	06-Feb-12	$155,701	$394,578
	26,667	1.08%	$3.00	30-Jan-12	$50,312	$127,501
	11,112	0.45%	$3.22	06-Feb-12	$22,502	$57,025
Jeffrey W. Labadie, Ph.D.	23,333	0.94%	$3.00	30-Jan-12	$44,022	$111,560
	30,000	1.21%	$0.66	05-Aug-12	$12,452	$31,556

(1)	Potential realizable values (i) are net of exercise price before taxes, (ii) assume that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option term, and (iii) assume that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These numbers are calculated based on SEC rules and do not reflect our estimate of future stock price growth.

(2)	Based on options to purchase 2,479,896 shares of Common Stock granted to employees in fiscal 2002.

(3)	Options were granted at an exercise price equal to the fair market value of our Common Stock, as determined by reference to the closing price reported on the Nasdaq National Market.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2002 AND

YEAR-END OPTION VALUES

      The following table sets forth information with respect to persons named in the Summary Compensation Table concerning exercised and unexercised options held as of December 31, 2002.

Aggregate Option Exercises in 2002 and Values at December 31, 2002

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options at
	Acquired		December 31, 2002		December 31, 2002(2)
	upon	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Lissa A. Goldenstein	—	$—	129,777	215,998	$10,752	$—
Jan K. Hughes	—	$—	50,564	—	$7,500	$—
Howard D. Goldstein	—	$—	29,500	148,500	$—	$—
Terry D. Long	—	$—	33,712	51,486	$5,036	$8,064
Gordon B. Tredger	—	$—	—	114,667	$—	$—
Jeffrey W. Labadie, Ph.D.	—	$—	49,746	74,053	$3,453	$8,064

(1)	Closing price of our Common Stock on the exercise date minus the exercise price.

(2)	Closing price of our Common Stock at fiscal year-end minus the exercise price. The closing price of our Common Stock on December 31, 2002 was $0.984 per share.

Termination of Employment and Change of Control

      The Board, upon the recommendation of the Compensation Committee, has adopted a vesting acceleration program for eligible members of senior management as determined by the Board (currently Lissa Goldenstein, Howard Goldstein and Gordon Tredger). Under the program, if such senior management member’s employment is terminated without cause within 12 months after a change of control, 100% of such senior manager’s unvested shares shall vest immediately. In addition, if such member of senior management terminates his or her employment with Argonaut for “good reason” (including a relocation without consent of over 100 miles from our current principal offices in Foster City, CA or a material reduction in duties, base compensation or responsibilities), 100% of such senior manager’s unvested shares shall vest immediately.

      If Ms. Goldenstein’s or Mr. Goldstein’s employment is terminated by Argonaut without cause, they would receive, as severance payments, payments equal to their salary for six months after the date of termination. If Mr. Tredger’s employment is terminated by Argonaut without cause, he would receive, as severance payments, payments equal to his salary for three months after the date of termination.

      In October 2002, we entered into Change of Control Severance Agreements with our senior executive officers. Pursuant to these agreements, the executive officers are eligible to receive cash bonuses, severance payments and accelerated vesting of stock options following a change of control transaction, such as a sale of the Company or substantially all of our assets. Pursuant to her agreement, Lissa Goldenstein is eligible to receive a cash bonus equal to 0.5 percent of the transaction value of a change of control transaction, and, if her employment is terminated other than “for cause” following a change of control transaction, twelve months base salary, full vesting of all stock options granted prior to the change of control and the same level of health coverage in effect on the day preceding the day of termination of employment. David Foster, Howard Goldstein, Jeffrey Labadie and Gordon Tredger are each eligible to receive a cash bonus equal to 0.375 percent of the transaction value of a change of control transaction, and, if employment is terminated due to a change of control transaction or involuntarily terminated within twelve months following a change of control transaction, twelve months base salary, full vesting of all stock options granted prior to the change of control and the same level of health coverage in effect on the day preceding the day of termination of employment.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms, we believe that during fiscal 2002 all our executive officers, directors and ten percent stockholders complied with the applicable filing requirements.

Performance Graph

      The following graph shows the percentage change in the cumulative return to the stockholders of the Company’s Common Stock with the cumulative return of the NASDAQ Composite Index and of the NASDAQ Biotech Index for the period commencing July 19, 2000, the date of our initial public offering, and ending on December 31, 2002. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point.

COMPARISON OF CUMULATIVE TOTAL RETURN OF ARGONAUT TECHNOLOGIES, INC.,

THE NASDAQ COMPOSITE INDEX AND THE NASDAQ BIOTECH INDEX

[PERFORMANCE GRAPH]

	Argonaut Technologies, Inc.	NASDAQ US	NASDAQ Biotech Index

7/16/2000	100.00	100.00	100.00
9/30/2000	123.75	91.02	108.08
12/31/2000	56.67	60.95	89.12
3/31/2001	48.54	45.50	62.99
6/30/2001	34.67	53.62	83.30
9/30/2001	23.67	37.20	61.03
12/31/2001	28.00	48.36	74.67
3/31/2002	19.00	45.78	63.50
6/30/2002	7.60	36.33	41.90
9/30/2002	4.86	29.10	38.20
12/31/2002	6.53	33.19	40.82

      The information contained above under the captions “Report of the Compensation Committee of the Board of Directors”, “Report of the Audit Committee of the Board of Directors” and “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Argonaut specifically incorporates it by reference into such filing.

BY ORDER OF THE BOARD OF DIRECTORS

Lissa A. Goldenstein
President and Chief Executive Officer

Dated: April 24, 2003

PROXY

ARGONAUT TECHNOLOGIES, INC.
2003 ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, JUNE 5, 2003
2:00 P.M. PDT

ARGONAUT TECHNOLOGIES, INC.
1101 CHESS DRIVE
FOSTER CITY, CA 94404

     This proxy is solicited by the Board of Directors for use at the 2003 Annual Meeting on June 5, 2003.

     The shares of stock you hold in your account will be voted as you specify on the reverse side.

     If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

     By signing the proxy, you revoke all prior proxies and appoint Lissa A. Goldenstein and David Foster and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

There are two ways to vote your Proxy

VOTE BY MAIL

Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to Argonaut Technologies, Inc., c/o U.S. Stock Transfer, P.O. Box 27032, Glendale, CA 91225-9924.

VOTE AT THE MEETING

Attend the 2003 Annual Meeting of Stockholders on June 5, 2003 and cast your vote.

Please detach here

Argonaut Technologies, Inc.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Ratification of Ernst & Young LLP as independent auditors of Argonaut Technologies, Inc. for the fiscal year ending December 31, 2003;	FOR ☐	AGAINST ☐	ABSTAIN ☐
2.	ELECTION OF DIRECTORS:
	NOMINEES: 01 – David Ludvigson 02 – Brian Metcalf	FOR ☐	WITHHELD ☐

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address change?	Mark Box Indicate changes below	☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

End of Filing